Exhibit 99.1

DRI Corporation Announces Order in Panama

•	Privately Owned Panama City Transit Fleet Operator Orders Mobitec® Products for Bus Fleet
•	Deliveries Expected to Conclude by the End of Third Quarter 2011

DALLAS--(BUSINESS WIRE)--December 13, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Mobitec AB subsidiary (the “Mobitec Group”) in Herrljunga, Sweden, through its Mobitec Brazil Ltda (“Mobitec Brazil”) business unit in Caxias do Sul, Brazil, has received an order valued at more than $850,000 USD from a privately owned transit fleet operator in Panama City, Panama.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said, “This order further solidifies our strong market position in Central America. We have established significant market share in Central America, South America and Mexico by building solid, long-term relationships with major original equipment manufacturers and publicly and privately owned transit system operators. We are quite optimistic about our growth opportunities in those regions of the world.”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said, “The privately owned transit fleet operator in Panama City ordered Mobitec® MobiLED electronic information display system signs for the front of its bus fleet, as well as Mobitec® ICU 400 control units and cable sets. We have already started making deliveries, which we expect to conclude by the end of third quarter 2011. Each of our teams within the Mobitec Group is to be commended for their ongoing efforts to enhance the bus and rail fleets – and passenger mobility – in more than 50 countries around the world.”

As previously reported, the Company concluded the acquisition of its remaining 50 percent interest in Mobitec Brazil in fourth quarter 2009 when the purchase was officially registered with the Brazilian government. The Company’s 100 percent ownership of Mobitec Brazil was established on July 1, 2009.

ABOUT THE MOBITEC GROUP

The Mobitec Group, established in 1987 and acquired by DRI Corporation in 2001, is a premier supplier of electronic information display systems in more than 50 countries around the world. Products include: Mobitec® LED, Mobitec® Full-Matrix, Mobitec® Smartblind, and Mobitec® MobiSTOP electronic information display systems; Mobitec® NSI Next Stop Indicator; Mobitec® MobiQuickCard™; Mobitec® MobiVOICE voice announcement system; Mobitec® ICU 400 and ICU 600 control units; and Mobitec® MobiInfoEdit software. The Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Mobitec Group’s relationships with original equipment manufacturers and publicly and privately owned transit fleet operators in Central America, South America and Mexico; the timing of this order; and the long-term business prospects available to the Company in the transit markets of Central America, South America and Mexico; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “encouraged,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the Mobitec Group’s relationships with original equipment manufacturers and publicly and privately owned transit fleet operators in Central America, South America and Mexico; the timing of this order; and the long-term business prospects available to the Company in the transit markets of Central America, South America and Mexico; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT: DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com